Form N-SAR

Sub-Item 77M

Mergers

Janus Henderson U.S. Managed Volatility Fund

2-34393, 811-1879

On June 23, 2017, Janus Henderson U.S. Managed Volatility Fund was the surviving fund in a reorganization. All of the assets and liabilities of Janus Henderson U.S. Core Fund were transferred to Janus Henderson U.S. Managed Volatility Fund. The circumstances and details of the merger are contained in the March 1, 2017 SEC Filing, Conformed Submission Type 497, accession number 0001193125-17-065448 and such filing is herein incorporated by reference as an exhibit to the Sub-Item 77M of Form N—SAR.

Janus Henderson All Asset Fund

Janus Henderson Dividend & Income Builder Fund

Janus Henderson International Long/Short Equity Fund

Janus Henderson Strategic Income Fund

2-34393, 811-1879

On June 5, 2017, the above-referenced funds were the surviving funds in four separate reorganizations. All of the assets and liabilities of Henderson All Asset Fund, Henderson Dividend & Income Builder Fund, Henderson International Long/Short Equity Fund, and Henderson Strategic Income Fund were transferred to Janus Henderson All Asset Fund, Janus Henderson Dividend & Income Builder Fund, Janus Henderson International Long/Short Equity Fund, and Janus Henderson Strategic Income Fund, respectively. The circumstances and details of the mergers of the above-referenced funds are contained in the March 8, 2017 SEC filing, Conformed Submission Type 497, accession number 0001193125-17-074864, and such filing is herein incorporated by reference as an exhibit to the Sub-Item 77M of Form N-SAR.